Exhibit 10.5


                                A G R E E M E N T

         THIS AGREEMENT (hereinafter "Agreement"), made effective as of the 10th day of February, 1993, by and between ENDOGEN, INC., a corporation organized and existing under the laws of Massachusetts, and having its principal office at 451 D Street, Boston, Massachusetts 02210 (hereinafter called "LICENSEE"), and SCHERING CORPORATION, a corporation organized and existing under the laws of the State of New Jersey and having its principal office at 2000 Galloping Hill Road, Kenilworth, NJ 07033(hereinafter called "SCHERING").

                              W I T N E S S E T H:

         WHEREAS, SCHERING has developed and owns certain Patent Rights and/or Know-How (as the foregoing are hereinafter defined) relating, inter alia, to certain monoclonal antibodies; and

         WHEREAS, LICENSEE desires to receive, and SCHERING is willing to grant, a non-exclusive license under the Patent Rights and to use Know-How to make, use and sell Licensed Products in the Field of the Agreement in the Licensed Territory (as the foregoing terms are hereinafter defined);

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

                                 1.0 DEFINITIONS

         1.1 As used herein the following terms shall have the following meanings and the singular shall include the plural and vice versa:

                  1.1.1 the term "Cell Lines" means the cell lines described in
Exhibit I attached hereto and made a part hereof as such Exhibit may be amended from time-to-time hereafter by mutual written agreement of the parties.

                  1.1.2 the term "Monoclonal Antibodies" means the monoclonal antibodies and their derivatives produced by the Cell Lines described in Exhibit I as such Exhibit may be amended from time-to-time hereafter by mutual written agreement of the parties.

                  1.1.3 the term "Licensed Products" means products containing Monoclonal Antibodies defined above and promoted and labelled for use as laboratory reagents.

                  1.1.4 the term "Field of the Agreement" means the use of the Licensed Products only for scientific research purposes and excludes any use whatsoever with respect to human beings including, without limitation, the use, prevention, diagnosis, treatment or cure of injury or disease.

                  1.1.5 the term "Licensed Territory" means worldwide.

                  1.1.6 the term "Affiliate" means any company controlling, controlled by, or under common control with SCHERING or LICENSEE, as the case may be. For this purpose the term "control" means ownership, directly or indirectly, of at least fifty percent (50%) of the equity capital or a right to at least fifty percent (50%) of the profits.

                  1.1.7 the term "Know-How" means all of the Cell Lines and methods employed to produce and isolate monoclonal antibody product from these cell lines including in vitro and in vivo cell culture.

                  1.1.8 the term "Net Sales" means the amounts billed or invoiced to independent, third-party customers by LICENSEE and its Affiliates for Licensed Products less (a) quantity and/or cash discounts and rebates actually allowed and taken; (b) freight, postage, duties, insurance and taxes directly related to the sale; and (c) amounts repaid or credited by reason of rejections or returns of goods or because of retroactive price reductions. Licensed Products shall be considered sold as of the date of the earliest to occur of shipment, delivery, billing or payment. The value of any Licensed Products used by LICENSEE or its Affiliates, calculated as if sold to a third party under an arm's-length transaction, shall be deemed to be included in Net Sales.

                  1.1.9 the term "Patent Rights" means the United States issued patents and United States patent applications filed by or on behalf of, or assigned to SCHERING, as set forth in Exhibit II attached hereto and made a part hereof, and all additions, divisions, extensions, reissues, substitutions, registrations, revalidations, importations, renewals, confirmations, continuations, continuations-in-part and the like of any of the foregoing as well as any foreign counterparts of any of the foregoing. Exhibit II may be amended from time-to-time hereafter to add additional patents by mutual written agreement of the parties.

                  1.1.10 the term "Earned Royalty" means an amount equal to five percent (5%) of the Net Sales of Licensed Products by LICENSEE and its Affiliates in the Licensed Territory where the manufacture, use or sale of such Licensed Products would, but for the licenses granted herein, infringe at least one claim in a pending patent application or issued patent included in the Patent Rights and/or utilize any Know-How. While the parties recognize that Patent Rights and Know-How may have different royalty value, they have agreed to blend the royalty rates as set forth herein for their convenience.

                            2.0 LICENSE GRANT AND FEE

         2.1 SCHERING hereby grants to LICENSEE, including its Affiliates, and LICENSEE hereby accepts from SCHERING, a non-exclusive, non-transferable, royalty bearing license, with no right to sublicense third parties, under the Patent Rights and to use the Know-How to make, use and sell Licensed Products solely for use in the Field of the Agreement in the Licensed Territory. During the term of this Agreement, LICENSEE agrees and covenants not to sell to any purchaser Licensed Products containing more than ten (10) miligrams in the aggregate of any Monoclonal Antibodies during any consecutive six (6) month period for use by such purchaser. LICENSEE also agrees and covenants not to knowingly sell Licensed Products to a purchaser who does not itself intend to use the Licensed Products solely in its own research. SCHERING may, at its option, and in the exercise of its sole discretion, provide support to LICENSEE through an affiliated company as set forth in items 5 through 8 of Exhibit III attached hereto and made a part hereof.

         2.2 In partial consideration of the rights and licenses granted herein, LICENSEE shall pay to SCHERING upon execution of this Agreement, a license fee of five thousand dollars ($5,000) for each Cell Line to be provided by SCHERING hereunder, and SCHERING shall promptly thereafter supply customary and reasonable quantities of such Cell Line(s) to LICENSEE as further described in
Section 7.

         2.3 LICENSEE agrees to maintain the Know-How described in (b) of
Section 1.1.7 in confidence and not to disclose any of it to any third parties during and after the term of this Agreement, except as agreed otherwise by a duly authorized SCHERING representative in writing.

                        3.0 PRODUCT DEVELOPMENT; PATENTS

         3.1 LICENSEE shall, at its own cost and expense, diligently perform, consistent with sound scientific principles, all research and development activities necessary or appropriate to make, use and sell Licensed Products in the Licensed Territory, complying with any applicable regulatory and other applicable legal requirements in each country of the Licensed Territory.

         3.2 SCHERING will or will cause its Affiliate(s) to, in its sole discretion, at its or their own cost and expense, prosecute, maintain and defend the Patent Rights.

                                  4.0 ROYALTIES

         4.1 Within sixty (60) days following the close of each calendar quarter during the term of this Agreement, LICENSEE shall furnish and deliver to SCHERING a full and true accounting of its and its Affiliates' Net Sales of Licensed Products hereunder during such calendar quarter and shall simultaneously pay to SCHERING a sum equal to the aggregate of the Earned Royalty due thereon.

         4.2 All royalties payable hereunder shall be paid in United States dollars. If amounts are invoiced in other than U.S. dollars, Net Sales based on such amounts shall be converted to U.S. dollars in accordance with U.S. Generally Accepted Accounting Principles at the closing rates of exchange for buying U.S. dollars, as correctly published in the Wall Street Journal on the last business day of the calendar quarter for which royalties are being calculated.

         4.3 No Earned Royalty shall be payable in respect of sales among LICENSEE and its Affiliates, it being understood that royalties are to be paid on resale of Licensed Products to independent third parties in bona fide, arms-length transactions; provided, however, in addition to the Earned Royalty due on Net Sales to third parties, LICENSEE shall pay Earned Royalty on all Licensed Products used by LICENSEE or its Affiliates in their own research.

         4.4 If LICENSEE shall hereafter be required, in respect of its sales of any Licensed Product in a country, to pay royalties to any third party whose patent is infringed by such sales in such country solely because of the use of a Cell Line, LICENSEE may credit such third party royalties against any Earned Royalty due SCHERING hereunder in the country, but in no event shall Earned Royalty due SCHERING for any calendar quarter be thereby reduced to less than seventy five percent (75%) of the Earned Royalty which otherwise would have been due to SCHERING for such calendar quarter for Net Sales in such country.

         4.5 SCHERING shall have the right, by an independent public accountant reasonably acceptable to LICENSEE and employed by SCHERING and at SCHERING's own expense, to examine, during normal business hours and not more than once each calendar year, the pertinent books and records of LICENSEE, including without limitation customer sales records of LICENSEE and its Affiliates, for the purpose of determining the correctness of royalty payments made hereunder and the compliance by LICENSEE with the quantity sales limitations for Licensed Products described in Section 2.1, it being understood that such examination with respect to any calendar quarter hereunder shall take place not later than three (3) years following the expiration of said period.

         4.6 LICENSEE may deduct from Earned Royalties payable to SCHERING hereunder taxes required to be withheld by any government which are recoverable by SCHERING in the United States under any tax convention treaty, or regulation. LICENSEE shall promptly furnish SCHERING with true copies of all official tax receipts covering such taxes.

                                  5.0 INDEMNITY

         5.1 LICENSEE shall indemnify and hold SCHERING harmless from and against any and all claims, suits, liability, damage, loss, costs or expenses (including reasonable attorney's fees) which result from or arise out of the testing, manufacture, storage, distribution, use or sale of Licensed Products by LICENSEE or its Affiliates or any of their respective customers or clients, except for any claims, liability, damage, loss, cost or expense caused solely by SCHERING's gross negligence or willful misconduct in connection with its supply of Cell Lines to LICENSEE. Upon learning of the filing of any such claim or suit, SCHERING shall immediately notify LICENSEE thereof.

                            6.0 TERM AND TERMINATION

         6.1 Either party hereto may, at its option, cancel the licenses herein granted to LICENSEE and terminate this Agreement by giving the other party prior notice in writing to that effect of not less than sixty (60) days in the event such other party shall materially breach this Agreement and shall fail to cure such breach during the period of said notice; provided, however, that any such cancellation and termination shall not release such other party from any obligations hereunder incurred prior thereto. Without limitation, failure to comply with the quantity sales restrictions in Section 2.1 shall be deemed a material breach.

         6.2 (a) If LICENSEE shall become insolvent or shall make an assignment for the benefit of its creditors, or proceedings in voluntary or involuntary bankruptcy shall be instituted on behalf of or against LICENSEE, or a receiver or trustee of LICENSEE's property shall be appointed, the licenses herein granted to LICENSEE shall, without other action or notice, forthwith terminate.

             (b) In the event that SCHERING shall reasonably believe, whether as a result of toxicity, clinical or other studies, or otherwise, that a substantial question has arisen as to the safety of a Licensed Product, it may, by written notice to LICENSEE:

                  (i) suspend the licenses herein granted for an indefinite
             period with respect to such Licensed Product(s). During any such period of suspension, LICENSEE shall suspend any and all activities, including testing and sales, related to the Licensed Product(s), except as otherwise specifically agreed to in writing with SCHERING; or

                  (ii) terminate the licenses herein granted to LICENSEE with respect to the Licensed Product(s), effective immediately, with no compensation therefore to LICENSEE.

         6.3 LICENSEE may surrender the licenses herein granted to it and terminate this Agreement by giving to SCHERING prior written notice to that effect of not less than ninety (90) days. In the event of any such termination, LICENSEE shall promptly deliver to SCHERING all Cell Lines and their progeny then in its possession, and all inventory containing Monoclonal Antibodies not yet formatted into Licensed Product.

         6.4 Upon any cancellation or termination of this Agreement for any reason, all Earned Royalty on Net Sales to the effective date of said cancellation or termination shall accrue and become due and payable on the sixtieth (60) day thereafter.

         6.5 In the event of the cancellation or termination of this Agreement prior to the expiration thereof, other than as a result of a substantial safety question having arisen with respect to Licensed Product(s), LICENSEE shall be permitted to sell its then inventory of Licensed Products for a period of six
(6) months, on condition that LICENSEE pay to SCHERING Earned Royalty thereon and comply with the other Agreement terms.

         6.6 Unless sooner cancelled or terminated under the provisions hereof, this Agreement shall continue in effect in each country in the Licensed Territory for the longer period of (a) ten (10) years from the effective date or
(b) The last to expire of the Patent Rights in such country. At the expiration of such term LICENSEE shall have a paid up license hereunder with respect to such country.

         6.7 Upon any termination of this Agreement by SCHERING pursuant to
Section 6.1 or 6.2, LICENSEE and/or its Affiliates shall promptly deliver and account to SCHERING for all SCHERING Cell Lines and progeny in its possession or control.

              7.0 SUPPLY OF CELL LINES AND DISCLAIMER OF WARRANTIES

         7.1 SCHERING agrees to promptly provide to LICENSEE reasonable and customary quantities of the Cell Lines (two (2) vials each of frozen hybridoma cell stock containing approximately 5 x 10(6) cells) within thirty (30) days of the effective date of this Agreement, provided LICENSEE has remitted to SCHERING the applicable license fee(s) described in Section 2.2. At the request of LICENSEE, SCHERING will provide LICENSEE reasonable additional quantities of the Cell Line(s) in the future one (1) time without cost, if LICENSEE reasonably documents legitimate reasons for its request. The foregoing shall at all times remain the property of SCHERING. LICENSEE agrees:

                  (a) to use such Cell Lines solely and exclusively as expressly permitted in this Agreement; and

                  (b) to maintain the quality of the Cell Lines, keep them safe and secure from all loss or damage, and not to transfer them to any third party, other than an Affiliate, or as allowed under the express terms of this Agreement, without the express written consent of SCHERING;

                  (c) at SCHERING'S option, to destroy such Cell Lines or return them to SCHERING at the termination or expiration of this Agreement; and

                  (d) to allow access to SCHERING'S representatives at all reasonable times to monitor compliance with this paragraph 7.1.

         7.2 SCHERING makes no express or implied representations or warranties as to any of the subject matter of this Agreement, including without limitation, materials supplied by it hereunder or the Know-How and Patent Rights licensed hereunder and disclaims any liability, to the maximum extent permitted by law, arising out of LICENSEE'S or its customers' use of Licensed Products.

                                8.0 MISCELLANEOUS

         8.1 Choice of Law. This Agreement shall be construed and the legal relations between the parties hereto determined in accordance with the laws of the State of New Jersey, U.S.A., without giving any regard to its conflicts of law provisions.

         8.2 Nonassignability. This Agreement and the license granted herein shall not be assignable by LICENSEE without consent in writing first having been obtained from SCHERING.

         8.3 Modification. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and no modification or amendment shall be valid or binding upon the parties hereto unless made in writing and duly executed on behalf of each of the parties hereto.

         8.4 Notice. Any notice or other communication required or permitted to be given to the other party hereto pursuant to this Agreement shall be sufficiently given if sent to such party by certified or registered mail, return receipt postage prepaid, addressed to the care of the Vice-President, Business Development Schering-Plough Corporation at the address set forth in the preamble of this Agreement or to such other address as it shall designate by written notice given to the other party. Time of notice or other communication shall be deemed to be the date of postmark.

         8.5 Separability. If any provision of this Agreement or portion hereof, or the application thereof to any person or circumstance or in any country, shall be held to any extent invalid or unenforceable, the remainder of this Agreement (or of such provision) and the application thereof to other persons or circumstances or in other countries shall not be affected thereby.

         8.6 Waivers. No waiver of breach or default by any party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach or default of the same or any other provision.

         8.7 Performance by Affiliates. SCHERING may satisfy any of its obligations hereunder through any of its Affiliates; provided, however, that SCHERING guarantees the performance at all times of its obligations so delegated pursuant to this Section.

         8.8 Authority to Enter Agreement. Each party hereby covenants and represents to the other party that to the best of its knowledge it has full right and authority to enter into this Agreement without the consent or approval of any third party.

         8.9 Article Headings. The article headings are placed herein merely as a matter of convenience and are not to be construed as a part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                           SCHERING CORPORATION

                           By:             /s/ William J. Breiner
                                    -----------------------------------------
                                    William J. Breiner

                           Title:   Vice President, Bus. Dev.

                           ENDOGEN, INC.

                           By:            /s/ Owen A. Dempsey
                                    ----------------------------------------
                           Title:   President & CEO

                                    Exhibit I

    AntiHuman Cytokine Hybridoma Cell lines for Licensing as of Jan 1, 1993.

-----------------------------------------------------------------------------------------------------------------------------------
Cytokine              MAb         Neutralizing        Immuno-     Immunogen     Isotype(a)              References
                  Designation        Ability         assay Use     Source
-----------------------------------------------------------------------------------------------------------------------------------
hIL-4              MP4-25D2         blocking          detect         CHO          IgG1       [1, 2, 6, 9, 13, 14, 15, 17, 19]
-----------------------------------------------------------------------------------------------------------------------------------
hIL-5             JES1-39D10        blocking           coat          COS         IgG2a     [1, 2, 5, 7, 11, 12, 13, 14, 18, 20]
                   JES1-5A10        blocking          detect         COS         IgG2a
-----------------------------------------------------------------------------------------------------------------------------------
hIL-7             BVD10-40F6        blocking           coat        E.coli         IgG1                     [1]
                  BVD10-11C10     non-blocking        detect       E.coli        IgG2a
-----------------------------------------------------------------------------------------------------------------------------------
hIL-10/vIL-10      JES3-9D7         blocking           coat          COS          IgG1              [1, 3, 8, 16, 21]
                   JES3-12G8        blocking          detect         COS         IgG2a
vIL-10 specific    JES3-6B11      non-blocking        detect         COS          IgG1

-----------------------------------------------------------------------------------------------------------------------------------
hGM-CSF            BVD2-23B6        blocking           coat        E.coli        IgG2a              [1, 2, 4, 10, 12]
                  BVD2-21C11        blocking          detect       E.coli        IgG2a
-----------------------------------------------------------------------------------------------------------------------------------



(a) All antibodies are rat immunoglobulin unless otherwise indicated.

                                   REFERENCES

1. Abrams, J. S., M.G. Roncarolo, H. Yssel, U. Andersson, G. J. Gleich and J. Silver. Strategies of anti-cytokine monoclonal antibody development: Immunoassay of IL-10 and IL-5 in clinical samples. Immunol. Rev. 127: 5-24, 1992.

2. Bacchetta, R., T. de Wall Malefjt, H. Yssel, J. Abrams, J. E. de Vries, H. Spits and M. G. Roncarolo. Hostreactive CD4+ and CD8+ T cell clones isolated from a human chimera produce IL-5, IL-2, IFN-y and granulocyte/macrophage-colony-stimulating factor but not IL4. J. Immunol. 144(3): 902908, 1990.

3. Barnes, P. F., D. Chatterjee, J. S. Abrams, S. Lu, E. Wang, M. Yamamura, P.
J. Brennan and R. L. Modlin. Cytokine production induced by M. Tuberculosis lipoarabinomannan: Relationship to chemical structure. J. Immunol. 149: 541-547, 1992.

4. Barnes, P. F., C. L. Grisso, J. S. Abrams, H. Band, T. H. Rea and R. L. Modlin. yo T-lymphocytes in human tuberculosis. J. Infect. Dis. 165: 506-512, 1992.

5. Butterfield, J. H., K. M. Leifemen, J. S. Abrams, J. E. Silver. J. Bower, N. Gonchoroff and G. J. Glcich. Elevated serum levels of interleukin-5 in patients with the syndrome of episodic angioedcma and eosinophilia. Blood. 79(3):
688-692, 1992.

6. DeKruyff. R. H., T. Turner, J. S. Abrams, M. A. Palladino Jr. and D. T. Umetsu. Induction of human IgE synthesis by CD4+ T cell clones. Requirement for interloukin 4 and low molecular weight B cell growth factor. J. Exp. Med. 170:
147-71493, 1989.

7. Denburg, J. A., J. E. Silver and J. S. Abrams. Interleukin-5 is a human basophilopoietin: induction of histamine content and basophilic differentiation of HL-60 cells and of peripheral blood basophil-eosinophil progenitors. Blood. 77(7): 14628, 1991.

8. Gotlieb, W. H., J. S. Abrams, J. M. Watson, T. Velu, J. S. Berek and 0. Martinez-Maza. Presence of IL-10 in the ascites of patients with ovarian and other intra-abdominal cancers. Cytokine. 4: 385-390, 1992.

9. Jabara, H. H., S. J. Ackerman, D. Vercelli, T. Yokota, K. Arai, J. Abrams, A.
M. Dvorak, M. C. Lavigne, J. Banchereau, J. , DeVries, et al. Induction of interieukin-4-dependent IgE synthesis and interleukin-5-dependent eosinophil differentiation by supernatants of a human helper T-cell clone. J Clin Immunol. 8(6): 437-46, 1988.

10. Kita, H., T. Ohnishi, Y. Okubo. D. Weiler, J. S. Abrams and G. J. Gleich. GM-CSF and interleukin-3 released by human peripheral blood eosinophils and neutrophils. J.Exp. Med. 174: 745-748, 1991.

11. Limaye, A. P., J. S. Abrams, K. Awadzi,H. F. Francis, J. E. Silver, E. A. Ottesen and T. B. Nutman. Interleukin-5 and the post treatment eosinophilia in patients with onchocerciasis. J. Clin. Inv. 88: 1418-1421, 1991.

12. Limaye, A. P., J. S. Abrams, J. E. Silver, E. A. Ottesen and T. B. Nutman. Regulation of parasite-induced eosinophilia: Selectively increased interleukin-5 production in helminth-infected patients. J. Exp. Med. 172: 399-402, 1990.

13. Mahanty, S., J. S. Abrams, C. L. King, A. P. Limaye and T. Nutman B. Parallel regulation of IL-4 and IL-5 in human helminth infections. J. Immunol. 3567-3571, 1992.

14. Mahanty, S., J. S. Abrams, A. P. Limaye and T. B. Nutman. Linkage of Interleukin-4 and Interieukin-5 production in human helminth infections. Trans. Assoc. Amer. Physicians. CIV: 296-303, 1991.

15. Paliard, X., R. de Waal Malefijt, H. Yssel, D. Blanchard, 1. Chretien, J. Abrams, 1. de Vries and H. Spits. Simultaneous production of IL-2, IL-4 and IFNy by activated human CD4 + and CD8 + T cell clones. J. Immunol. 141: 849. 1988.

16. Saigame, P., J. S. Abrams, C. Clayberger, H. Goldstein, R. L. Modlin and B.
R. Bloom. Differing lymphokine profiles of functional subsets of human CD4 and CD8 Tcell clones. Science. 254: 279y282, 1991.

17. Schneider, L. C., J. H. Antin, H. Weinstein, J. S. Abrams, M. K. Pearce, R.
S. Geha and D. Vercelli. Lymphokine profile in bone marrow transplant recipients. Blood. 78: 3076y3080, 1991.

18. Sedgwick, J. B., W. J. Calhoun, 0. J. Gleich, H. Kita, J. S. Abrams, L. B. Schwartz, B. Volovitz, M. Ben-Yaakov and W. W. Busse. Immediate and late allergic airway response of allergic rhinitis patients to segmental antigen challenge: Characterization of eosinophil and mast cell mediators. Amer. Rev. Respir. Dis. 144: 1274-1281, 1991.

19. Umetsu, D., H. Jabara,,rT. DeKruyff, A. Abbas, J. Abrams and R. Geha. Functional heterogeneity among human inducer T-cell clones. J. lmmunol. 140:
4211, 1988.

20. van Haelst Pisani, C., J. S. Kovach, H. Kita, K. M. Leiferman, G. J. Gleich,
J. E. Silver and J. S. Abrams. Administration of interleukin-2 (IL-2) results in increased plasma concentrations of IL-5 and eosinophilia in patients with cancer. Blood. 78: 15381544, 1991.

21. Yssel, H., R. de Waal Malefyt, M.G. Roncarolo, J. S. Abrams, R. Lahesmaa, H. Spits and J. E. de Vries. Interleukin 10 is produced by subsets of human CD4+ T cell clones and peripheral blood T cells. J. Immunol. 149: 2378-2384, 1992.

                                   EXHIBIT II

                                  U. S. PATENTS

      Antibodies to
     Human Cytokines           Patent Application          Filing Date          Patent No.         Date of Patent
     ---------------           ------------------          -----------          ----------         --------------
          GM-CSF                                                                 5,070,013             12/3/91

           IL-4                                                                  5,041,381             8/20/91

           IL-5                    07/832,842                2/6/92

          IL-10                    07/372,667                6/28/89

                                   07/917,806                7/20/92
                               (CIP of 07/372,667)

                                   EXHIBIT III

                                  DNAX SUPPORT

1. Per contract 2 vials each of frozen hybridoma cell stock will be supplied.

         a.       The vials contain approximately 5 X 10(6) cells.

         b. No obvious contamination has become apparent during culturing in antibiotic-free medium in the DNAX lab.

2. Information will be provided with samples regarding growth conditions that have been used at the DNAX facility.

3. 1 mg of purified MAb immunoglobulin product will serve as standard for each of the hybridoma cell lines licensed to the licensee.

4. Cell stock will be replaced without additional charge if any of the following is established to not be true or to have not occurred, as the case may be.

         a. A hybridoma cell line that grows under culture conditions as recommended by DNAX staff.

         b.       A cell line that produces immunoglobulin of the appropriate
                  (rat) isotype.

         c. A cell line whose monoclonal antibody product has the specificity claimed as verified by the purified antibody standard.

5.       No assurances or guarantees are given that:

         a. The cell line will remain mycoplasma free or sterile after it has been subsequently passaged at the licensee's facility.

         b. Any support will be given to the licensee in obtaining a working assay or in vitro bioassay system in which to characterize the monoclonal antibody product; this activity is the licensee's responsibility.

         c. Any support will be given to licensee with respect to interactions with customers, field customer questions, or to answer customer questions passed on by the licensee.

         d. Any support will be given to licensee in putting together information for licensee product data sheets.

         e. Any cytokine standards for assay development by the licensee will be provided to licensee.

6. To the extent that problems arise in terms of shipment or receipt of the cell lines:

         a. DNAX will make a reasonable effort to insure that the licensee receives working material by shipping a second time at no additional expense. Subsequently, DNAX will ship again at licensor's discretion.

7. To the extent that additional help, advice, or information regarding techniques is required by the licensee:

         a. DNAX is willing to provide hands-on training at its facilities, for a limited period (2 days), completely at licensee's expense.

         b. Alternatively, DNAX is willing to provide additional help under a consulting arrangement, reimbursed at DNAX's (industry standard) rate which is currently $1500 per diem. This amount is payable to Schering Corporation (similar to the payment of licensing fees).

8. It is the responsibility of the licensee to comply with all Federal and State regulations regarding shipment or materials to DNAX's facility, in the event that mutually agreed upon analytical work is to be carried out at this facility.

Mr. William J. Breiner
Vice President
Business Development
Schering Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033

Dear Mr. Breiner:

Enclosed herein are the two original license agreements for the hybridoma cell lines producing monoclonal antibodies against human cytokines executed on our behalf. Also enclosed is payment in the amount of $10,000 dollars for the Cell Lines listed below as specified under Articles 2.2 and 7.0.

               CYTOKINE         MAS DESIGNATION           ISOTYPE
               --------         ---------------           -------
                hIL-10             JESS-9D7                IgG(1)
                hIL-10             JESS-12G8               IgG(23)

Upon receipt by Schering Corporation of the executed agreement and fees, it is understood that Schering will promptly arrange to provide the Cell Lines indicated above.

                            Company: Endogen, Inc.
                                     -----------------------------------------
                            By:      /s/ Alan Kott
                                     -----------------------------------------
                            Title:   Business Development Manager
                                     -----------------------------------------
                            Date:    February 9, 1993
                                     -----------------------------------------